Exhibit 99.01

www.epelectric.com

News Release
For Immediate Release
Date: February 27, 2018

El Paso Electric Announces Fourth Quarter and Annual 2017 Financial Results

Overview

•
For the fourth quarter of 2017, El Paso Electric Company ("EE" or the "Company") reported net income of $6.5 million, or $0.16 basic and diluted earnings per share. In the fourth quarter of 2016, EE reported net income of $5.7 million, or $0.14 basic and diluted earnings per share.

•
For the twelve months ended December 31, 2017, EE reported net income of $98.3 million, or $2.42 basic and diluted earnings per share. Net income for the twelve months ended December 31, 2016 was $96.8 million, or $2.39 basic and diluted earnings per share.

"We reached an important milestone in the fourth quarter when the Public Utility Commission of Texas approved the unopposed settlement in our 2017 Texas rate case," said Mary Kipp, President and Chief Executive Officer of El Paso Electric Company. "The settlement is the culmination of several years of dedicated effort and incorporates into our Texas rates over $1 billion of infrastructure investments, including Montana Power Station Units 1 through 4. Among other things, the settlement has a provision to pass through to our Texas customers the tax savings from the reduction in the federal statutory income tax rate that was recently enacted. We expect to begin issuing credits to our Texas customers in the first half of 2018."

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Earnings Summary
The table and explanations below present the major factors affecting fourth quarter and twelve months ended December 31, 2017 net income relative to fourth quarter and twelve months ended December 31, 2016 net income, respectively, (in thousands except per share data):

	Quarter Ended			Twelve Months Ended
	Pre-Tax Effect	After-Tax Effect	Basic EPS	Pre-Tax Effect	After-Tax Effect	Basic EPS
December 31, 2016		$5,656	$0.14		$96,768	$2.39
Changes in:
Retail non-fuel base revenues	8,793	5,716	0.14	13,309	8,651	0.21
Effective tax rate	—	1,339	0.03	—	3,379	0.08
Palo Verde performance rewards, net	—	—	—	5,005	3,253	0.08
Depreciation and amortization	(2,629)	(1,708)	(0.04)	(6,526)	(4,242)	(0.10)
Palo Verde O&M	(1,984)	(1,290)	(0.03)	(2,450)	(1,592)	(0.04)
Taxes other than income taxes	(1,419)	(922)	(0.02)	(5,330)	(3,465)	(0.09)
Wheeling revenues	(906)	(589)	(0.02)	(3,852)	(2,504)	(0.06)
Allowance for funds used during construction	(357)	(350)	(0.01)	(6,006)	(5,303)	(0.13)
Investment and interest income	(520)	(278)	(0.01)	3,674	2,825	0.07
Other		(1,074)	(0.02)		491	0.01
December 31, 2017		$6,500	$0.16		$98,261	$2.42
Fourth Quarter 2017
Income for the quarter ended December 31, 2017, when compared to the quarter ended December 31, 2016, was positively affected by (presented on a pre-tax basis):

•
Increased retail non-fuel base revenues primarily due to the non-fuel base rate increase approved by the Public Utility Commission of Texas ("PUCT") in its final order in the Company's 2017 Texas retail rate case in Docket No. 46831 (the "2017 PUCT Final Order"). The fourth quarter of 2017 included approximately $8.8 million of retail non-fuel base revenues for the period from July 18, 2017 through December 31, 2017, which was recognized when the 2017 PUCT Final Order was approved in December 2017. Excluding the rate relief impact, retail non-fuel base revenues were relatively unchanged. Overall, milder weather offset the impacts of customer growth of 1.7%.

•	Decreased effective tax rate primarily due to a reduction in Texas margin taxes resulting from a settlement with the Texas Comptroller of Public Accounts.

Income for the quarter ended December 31, 2017, when compared to the quarter ended December 31, 2016, was negatively affected by (presented on a pre-tax basis):

•	Increased depreciation and amortization primarily due to increases in plant and increased depreciation and amortization of approximately $0.7 million associated with the 2017 PUCT Final Order.

•	Increased Palo Verde Generating Station ("Palo Verde") operations and maintenance ("O&M") expense primarily due to reduced employee pension and benefit expenses by Palo Verde in 2016.

•	Increased taxes other than income taxes primarily due to increased property taxes in Texas and Arizona and increased revenue related taxes in Texas.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

•	Decreased wheeling revenues primarily due to the expiration of a contract.

•	Decreased allowance for funds used during construction ("AFUDC") primarily due to a reduction in the AFUDC rate effective January 2017.

•
Increased other primarily due to (i) O&M expenses related to the Company's fossil-fuel generating plants and (ii) employee incentive compensation and payroll costs compared to the three months ended December 31, 2016.

Year to Date 2017
Income for the twelve months ended December 31, 2017, when compared to the twelve months ended December 31, 2016, was positively affected by (presented on a pre-tax basis):

•
Increased retail non-fuel base revenues primarily due to the non-fuel base rate increase approved in the 2017 PUCT Final Order. The fourth quarter of 2017 included approximately $8.8 million of retail non-fuel base revenues for the period from July 18, 2017 through December 31, 2017, which were recognized when the 2017 PUCT Final Order was approved in December 2017. Excluding the $8.8 million 2017 PUCT Final Order impact, for the twelve months ended December 31, 2017, retail non-fuel base revenues increased $4.5 million, or 0.7%, compared to the twelve months ended December 31, 2016. See "Retail Non-fuel Base Revenues" section below for further details.

•	Decreased effective tax rate primarily due to a reduction in state income taxes primarily due to audit settlements.

•
Palo Verde performance rewards, associated with the 2013 to 2015 performance periods, net of disallowed fuel and purchased power costs related to the resolution of the Texas fuel reconciliation proceeding designated as PUCT Docket No. 46308 for the period from April 2013 through March 2016. These rewards were recorded in June 2017 with no comparable amount during the twelve months ended December 31, 2016.

•
Increased investment and interest income primarily due to higher realized gains on securities sold from the Company’s Palo Verde decommissioning trust during the twelve months ended December 31, 2017 compared to the twelve months ended December 31, 2016.

Income for the twelve months ended December 31, 2017, when compared to the twelve months ended December 31, 2016, was negatively affected by (presented on a pre-tax basis):

•
Decreased AFUDC due to lower balances of construction work in progress, primarily due to Montana Power Station ("MPS") Units 3 and 4 being placed in service in May and September 2016, respectively, and a reduction in the AFUDC rate effective January 2017.

•
Increased depreciation and amortization primarily due to increases in plant, including MPS Units 3 and 4, which were placed in service in 2016. These increases were partially offset by the sale of the Company's interest in the coal-fired Four Corners Generating Station ("Four Corners") in July 2016.

•
Increased taxes other than income taxes primarily due to increased property valuations in Texas as a result of MPS Units 3 and 4 being placed in service in 2016 and increased revenue related taxes in Texas.

•	Decreased wheeling revenues primarily due to the expiration of a contract.

•	Increased Palo Verde O&M primarily due to higher administrative and general expenses.

Retail Non-fuel Base Revenues

Excluding the $8.8 million 2017 PUCT Final Order impact recognized in the fourth quarter of 2017, retail non-fuel base revenues for the three months ended December 31, 2017 were relatively unchanged compared to the three months ended December 31, 2016.  Overall, milder weather offset the impact of customer growth of 1.7%.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Cooling degree days decreased 9.7% in the three months ended December 31, 2017, when compared to the three months ended December 31, 2016. Heating degree days decreased 7.0% in the three months ended December 31, 2017, when compared to the three months ended December 31, 2016. Non-fuel base revenues and kilowatt-hour ("kWh") sales for the three months ended December 31, 2017 are provided by customer class on page 12 of this news release.

Excluding the $8.8 million 2017 PUCT Final Order impact, for the twelve months ended December 31, 2017, retail non-fuel base revenues increased $4.5 million, or 0.7%, compared to the twelve months ended December 31, 2016. This increase primarily includes (i) a $2.5 million increase in revenues from residential customers driven by a 1.6% increase in the average number of residential customers served and (ii) a $2.1 million increase in revenues from small commercial and industrial customers driven by a 2.4% increase in the average number of small commercial and industrial customers served. The Company experienced an overall 1.7% increase in the average number of customers served and its impact on revenues was partially offset by milder weather when compared to the twelve months ended December 31, 2016. Heating degree days decreased 17.8% in the twelve months ended December 31, 2017, when compared to the twelve months ended December 31, 2016. During our peak summer cooling season, cooling degree days in 2017 were comparable to the same period in 2016. Non-fuel base revenues and kWh sales for the twelve months ended December 31, 2017 are provided by customer class on page 14 of this news release.

Rate Case
2017 Texas Retail Rate Case
On February 13, 2017, the Company filed with the City of El Paso, other municipalities incorporated in the Company's Texas service territory and the PUCT in Docket No. 46831, a request for an increase in non-fuel base revenues. On November 2, 2017, the Company filed the Joint Motion to Implement Uncontested Stipulation and Agreement with the Administrative Law Judges for the Company's rate case.
On December 18, 2017, the PUCT approved the 2017 PUCT Final Order for the Company's rate case pending in Docket No. 46831, which provides, among other things, for the following: (i) an annual non-fuel base rate increase of $14.5 million; (ii) a return on equity of 9.65%; (iii) all new plant in service as filed in the Company's rate filing package was prudent and used and useful and therefore is included in rate base; (iv) recovery of the costs of decommissioning Four Corners in the amount of $5.5 million over a seven year period beginning August 1, 2017; (v) the Company to recover reasonable rate case expenses of approximately $3.4 million through a separate surcharge over a three year period; and (vi) a requirement that the Company file a refund tariff if the federal statutory income tax rate, as it relates to the Company, is decreased before the Company files its next rate case. The 2017 PUCT Final Order also establishes baseline revenue requirements for recovery of future transmission and distribution investment costs, and includes a minimum monthly bill of $30.00 for new residential customers with distributed generation, such as private rooftop solar. Additionally, the 2017 PUCT Final Order allows for the annual recovery of $2.1 million of nuclear decommissioning funding and establishes annual depreciation expense that is approximately $1.9 million lower than the annual amount requested by the Company in its initial filing. Finally, the 2017 PUCT Final Order allows for the Company to recover revenues associated with the relate back of rates to consumption on and after July 18, 2017 through a separate surcharge.
New base rates, including additional surcharges associated with rate case expenses and the relate back of rates to consumption on and after July 18, 2017 through December 31, 2017 were implemented in January 2018.
For financial reporting purposes, the Company deferred any recognition of the Company's request in its 2017
Texas retail rate case until it received the 2017 PUCT Final Order on December 18, 2017. Accordingly, it reported in the fourth quarter of 2017 the cumulative effect of the 2017 PUCT Final Order, which related back to July 18, 2017. Details of the impacts of the 2017 PUCT Final Order are provided on page 17 of this news release.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Corporate Tax Reform
On December 22, 2017, the President signed into law the Tax Cuts and Jobs Act of 2017 ("TCJA"), which made widespread changes to the Internal Revenue Code, including a reduction in the federal corporate income tax rate from 35% to 21% effective January 1, 2018, and discontinuance of bonus depreciation for regulated utilities for assets placed in service after September 27, 2017. Accordingly, the Company reduced its accumulated deferred income taxes (“ADIT”) liability to reflect the $298.9 million impact due to the reduction in the federal corporate tax rate and other changes to the tax law on its December 31, 2017 balance sheet.  The Company offset this reduction by recording a regulatory liability to reflect the future refund of such amounts related to changes in ADIT to ratepayers in its Texas, New Mexico and Federal Energy Regulatory Commission (the "FERC") jurisdictions. The new tax law change had a minimal impact on the Company’s Statements of Operations for the three and twelve months ended December 31, 2017.
As noted earlier in this news release under "Rate Case - 2017 Texas Retail Rate Case," the Company agreed to file a refund tariff if the federal statutory income tax rate, as it relates to the Company, is decreased before the Company files its next rate case. Accordingly, the Company will recognize reduced Texas jurisdictional revenues beginning January 1, 2018, to approximate the tax savings resulting from the TCJA and will file a refund tariff which the Company will ask to be implemented in the first half of 2018. The refund tariff will be updated annually until new base rates are implemented pursuant to the Company's next rate case filing.

The Company is required to make its next rate case filing in New Mexico, which will reflect the Company's new corporate income tax rate, no later than July 31, 2019. However, the New Mexico Public Regulation Commission ("NMPRC") has initiated an investigation into the impact of the TCJA on utility customers that may require earlier action by the Company. The Company is evaluating possible approaches to begin providing a refund credit for the income tax rate decrease to New Mexico customers.

Capital and Liquidity
We continue to maintain a strong capital structure in which common stock equity represented 45.5% of our capitalization (common stock equity, long-term debt, current maturities of long-term debt and short-term borrowings under our Revolving Credit Facility (the "RCF")) as of December 31, 2017. At December 31, 2017, we had a balance of $7.0 million in cash and cash equivalents. Based on current projections, we believe that we will have adequate liquidity through the issuance of long-term debt, our current cash balances, cash from operations and available borrowings under the RCF to meet all of our anticipated cash requirements for the next twelve months.
Cash flows from operations for the twelve months ended December 31, 2017 were $288.6 million, compared to $231.2 million for the twelve months ended December 31, 2016. The primary factors contributing to the increase in cash flows from operations were the change in net over-collection and under-collection of fuel revenues and accounts receivable. A component of cash flows from operations is the change in net over-collection and under-collection of fuel revenues. The difference between fuel revenues collected and fuel expense incurred is deferred to be either refunded (over-recoveries) or surcharged (under-recoveries) to customers in the future. During the twelve months ended December 31, 2017, we had fuel over-recoveries of $17.1 million compared to under-recoveries of fuel costs of $14.9 million during the twelve months ended December 31, 2016. At December 31, 2017, we had a net fuel over-recovery balance of $6.2 million, including an over-recovery of $5.8 million in Texas and an over-recovery of $0.4 million in New Mexico. On October 13, 2017, we filed a request to decrease our Texas fixed fuel factor by approximately 19% to reflect decreased fuel expenses primarily related to a decrease in the price of natural gas used to generate power. The decrease in our Texas fixed fuel factor became effective beginning with the November 2017 billing month and will continue thereafter until changed by the PUCT.

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

During the twelve months ended December 31, 2017, our primary capital requirements were for the construction and purchase of our electric utility plant, debt retirements, payments of common stock dividends, and purchases of nuclear fuel. Capital expenditures for new electric utility plant were $190.3 million, net of insurance proceeds, for the twelve months ended December 31, 2017 and $225.4 million for the twelve months ended December 31, 2016. Capital expenditures for 2018 are expected to be approximately $236 million. Capital requirements for purchases of nuclear fuel were $38.5 million for the twelve months ended December 31, 2017, and $42.4 million for the twelve months ended December 31, 2016.
On February 1, 2018, the Board of Directors declared a quarterly cash dividend of $0.335 per share payable on March 30, 2018 to shareholders of record as of the close of business on March 16, 2018. On December 29, 2017, we paid a quarterly cash dividend of $0.335 per share, or $13.6 million, to shareholders of record as of the close of business on December 15, 2017. We paid a total of $53.3 million in cash dividends during the twelve months ended December 31, 2017. We expect to continue paying quarterly cash dividends in 2018.
No shares of common stock were repurchased during the twelve months ended December 31, 2017. As of December 31, 2017, a total of 393,816 shares remain available for repurchase under our currently authorized stock repurchase program. We may in the future make purchases of our common stock in open market transactions at prevailing prices and may engage in private transactions where appropriate.
Our cash requirements for federal and state income taxes vary from year to year based on taxable income, which is influenced by the timing of revenues and expenses recognized for income tax purposes. The following summary describes the major impacts of the TCJA on our liquidity. We continue to evaluate the TCJA and have made assumptions based on information currently available.
The TCJA discontinued bonus depreciation for regulated utilities which reduced tax deductions previously available to us for 2017, 2018 and 2019.  The decrease in tax deductions results in the utilization of our net operating loss carryforwards (“NOL carryforwards”) approximately two years earlier than anticipated and is expected to result in higher income tax payments beginning in 2019, after the full utilization of NOL carryforwards.  However, due to the lower corporate income tax rate enacted by the TCJA, our future tax payments will be made at the reduced rate of 21% beginning in 2018.  Due to NOL carryforwards, minimal tax payments are expected for 2018, which are mostly related to state income taxes.
However, we expect that the effect of the TCJA on our rates will be beneficial to our customers. Following the enactment of the TCJA and the reduction of the federal income tax rate, revenues collected from our customers in 2018 will be reduced in an amount that approximates the savings in tax expense. This reduction in revenues is expected to negatively impact our cash flows by approximately $26 million to $31 million during 2018.
We maintain the RCF for working capital and general corporate purposes and financing of nuclear fuel through the Rio Grande Resources Trust ("RGRT"). The RGRT, the trust through which we finance our portion of nuclear fuel for Palo Verde, is consolidated in our financial statements. On January 9, 2017, we exercised the option to extend the maturity of the RCF by one year to January 14, 2020 and to increase the size of the facility by $50 million to $350 million. We still have the option to extend the facility by one additional year to January 2021 and to increase the RCF by up to $50 million (up to a total of $400 million) upon the satisfaction of certain conditions, more fully set forth in the agreement, including obtaining commitments from lenders or third party financial institutions. In August 2017, RGRT's $50.0 million Series B 4.47% Senior Notes matured and were paid utilizing funds borrowed under the RCF. The total amount borrowed for nuclear fuel by the RGRT, excluding debt issuance costs, was $133.5 million at December 31, 2017, of which $88.5 million had been borrowed under the RCF, and $45.0 million was borrowed through the issuance of senior notes. Borrowings by the RGRT for nuclear fuel, excluding debt issuance costs, were $132.6 million as of December 31, 2016, of which $37.6 million had been borrowed under the RCF and $95.0 million was borrowed through the issuance of senior notes. Interest costs on borrowings to finance nuclear fuel are accumulated by the RGRT and charged to us as fuel is consumed and recovered through fuel recovery charges. In September 2017, the $33.3 million 2012 Series A 1.875%

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

Pollution Control Bonds which were subject to mandatory tender for purchase were redeemed and retired utilizing funds borrowed under the RCF. At December 31, 2017, $85.0 million was outstanding under the RCF for working capital and general corporate purposes, which may include funding capital expenditures. At December 31, 2016, $44.0 million was outstanding under the RCF for working capital and general corporate purposes. Total aggregate borrowings under the RCF at December 31, 2017 were $173.5 million with an additional $176.4 million available to borrow.
We received approval from the NMPRC on October 7, 2015, to guarantee the issuance of up to $65.0 million of long-term debt by the RGRT to finance future purchases of nuclear fuel and to refinance existing nuclear fuel debt obligations, which remains effective. We received additional approval from the NMPRC on October 4, 2017 to amend and extend the RCF, issue up to $350.0 million in long-term debt and to redeem and refinance the $63.5 million 2009 Series A 7.25% Pollution Control Bonds and the $37.1 million 2009 Series B 7.25% Pollution Control Bonds, which have optional redemptions in 2019. The NMPRC approval to issue up to $350.0 million in long-term debt supersedes prior approval. We requested similar approval from the FERC on September 1, 2017 and received approval on October 31, 2017. The approval requested from the FERC also includes requests to guarantee the issuance of up to $65.0 million of long-term debt by the RGRT and to continue to utilize our existing RCF with the ability to amend and extend the RCF at a future date. The authorization approved by the FERC is effective from November 15, 2017 through November 14, 2019 and supersedes prior approvals.
2018 Earnings Guidance
The Company is providing earnings guidance for 2018 with a range of $2.30 to $2.65 per basic share. The guidance assumes normal operations and considers significant variables that may impact earnings, such as weather, expenses, capital expenditures, nuclear decommissioning trust gains/losses, and the impact of the TCJA. The mid-point of the guidance range assumes 10 year average weather (cooling and heating degree days).
Conference Call
A conference call to discuss fourth quarter and year to date 2017 financial results is scheduled for 11:30 A.M. Eastern Time, on February 27, 2018. The dial-in number is 888-600-4863 with a conference ID number of 9726561. The international dial-in number is 719-457-2644. The conference leader will be Lisa Budtke, Director-Treasury Services and Investor Relations. A replay will run through March 13, 2018 with a dial-in number of 888-203-1112 and a conference ID number of 9726561. The replay international dial-in number is 719-457-0820. The conference call and presentation slides will be webcast live on the Company's website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.
Safe Harbor
This news release includes statements that are forward-looking statements made pursuant to the safe harbor provisions of the Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the impact of the TCJA; statements regarding expected capital expenditures; and statements regarding expected dividends. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those expressed in forward-looking statements is contained in EE's most recently filed periodic reports and in other filings made by EE with the U.S. Securities and Exchange Commission ("SEC"), and include, but is not limited to: (i) the impact of the TCJA and other U.S. tax reform legislation; (ii) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (iii) full and timely recovery of capital investments and operating costs through rates in Texas and New Mexico; (iv) uncertainties and instability in the general economy and the resulting impact on EE's sales and profitability; (v) changes in customers' demand for electricity as a result of

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

energy efficiency initiatives and emerging competing services and technologies, including distributed generation; (vi) unanticipated increased costs associated with scheduled and unscheduled outages of generating plant; (vii) unanticipated maintenance, repair, or replacement costs for generation, transmission, or distribution facilities and the recovery of proceeds from insurance policies providing coverage for such costs; (viii) the size of our construction program and our ability to complete construction on budget and on time; (ix) potential delays in our construction schedule due to legal challenges or other reasons; (x) costs at Palo Verde; (xi) deregulation and competition in the electric utility industry; (xii) possible increased costs of compliance with environmental or other laws, regulations and policies; (xiii) possible income tax and interest payments as a result of audit adjustments proposed by the Internal Revenue Service ("IRS") or state taxing authorities; (xiv) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; (xv) actions by credit rating agencies; (xvi) possible physical or cyber attacks, intrusions or other catastrophic events; and (xvii) other factors of which we are currently unaware or deem immaterial. EE's filings are available from the SEC or may be obtained through EE's website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. Forward-looking statements speak only as of the date of this news release, and EE does not undertake to update any forward-looking statement contained herein.

Media Contacts	Investor Relations
Eddie Gutierrez	Lisa Budtke
915.543.5763	915.543.5947
eduardo.gutierrez@epelectric.com	lisa.budtke@epelectric.com

El Paso Electric • P.O.Box 982 • El Paso, Texas 79960

El Paso Electric Company
Statements of Operations
Quarter Ended December 31, 2017 and 2016
(In thousands except for per share data)
(Unaudited)

	2017	2016	Variance

Operating revenues	$196,149	$188,037	$8,112
Energy expenses:
Fuel	41,401	41,921	(520)
Purchased and interchanged power	11,858	12,012	(154)
	53,259	53,933	(674)
Operating revenues net of energy expenses	142,890	134,104	8,786
Other operating expenses:
Other operations	65,978	62,437	3,541
Maintenance	16,109	14,741	1,368
Depreciation and amortization	23,849	21,220	2,629
Taxes other than income taxes	16,655	15,236	1,419
	122,591	113,634	8,957
Operating income	20,299	20,470	(171)
Other income (deductions):
Allowance for equity funds used during construction	816	1,156	(340)
Investment and interest income, net	3,270	3,790	(520)
Miscellaneous non-operating income	349	219	130
Miscellaneous non-operating deductions	(788)	(1,031)	243
	3,647	4,134	(487)
Interest charges (credits):
Interest on long-term debt and revolving credit facility	17,981	18,323	(342)
Other interest	478	201	277
Capitalized interest	(1,191)	(1,252)	61
Allowance for borrowed funds used during construction	(802)	(819)	17
	16,466	16,453	13
Income before income taxes	7,480	8,151	(671)
Income tax expense	980	2,495	(1,515)
Net income	$6,500	$5,656	$844

Basic earnings per share	$0.16	$0.14	$0.02

Diluted earnings per share	$0.16	$0.14	$0.02

Dividends declared per share of common stock	$0.335	$0.310	$0.025
Weighted average number of shares outstanding	40,434	40,368	66
Weighted average number of shares and dilutive
potential shares outstanding	40,590	40,445	145

El Paso Electric Company
Statements of Operations
Twelve Months Ended December 31, 2017 and 2016
(In thousands except for per share data)
(Unaudited)

	2017	2016	Variance

Operating revenues	$916,797	$886,936	$29,861
Energy expenses
Fuel	185,069	173,738	11,331
Purchased and interchanged power	59,682	59,727	(45)
	244,751	233,465	11,286
Operating revenues net of energy expenses	672,046	653,471	18,575
Other operating expenses:
Other operations	242,628	242,014	614
Maintenance	69,458	66,746	2,712
Depreciation and amortization	90,843	84,317	6,526
Taxes other than income taxes	70,863	65,533	5,330
	473,792	458,610	15,182
Operating income	198,254	194,861	3,393
Other income (deductions):
Allowance for equity funds used during construction	3,025	7,023	(3,998)
Investment and interest income, net	17,757	14,083	3,674
Miscellaneous non-operating income	715	1,292	(577)
Miscellaneous non-operating deductions	(3,125)	(3,699)	574
	18,372	18,699	(327)
Interest charges (credits):
Interest on long-term debt and revolving credit facility	72,970	71,544	1,426
Other interest	2,388	1,303	1,085
Capitalized interest	(5,022)	(4,990)	(32)
Allowance for borrowed funds used during construction	(2,975)	(4,983)	2,008
	67,361	62,874	4,487
Income before income taxes	149,265	150,686	(1,421)
Income tax expense	51,004	53,918	(2,914)
Net income	$98,261	$96,768	$1,493

Basic earnings per share	$2.42	$2.39	$0.03

Diluted earnings per share	$2.42	$2.39	$0.03

Dividends declared per share of common stock	$1.315	$1.225	$0.090
Weighted average number of shares outstanding	40,415	40,351	64
Weighted average number of shares and dilutive
potential shares outstanding	40,535	40,408	127

El Paso Electric Company
Cash Flow Summary
Twelve Months Ended December 31, 2017 and 2016
(In thousands and Unaudited)

	2017	2016
Cash flows from operating activities:
Net income	$98,261	$96,768
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	90,843	84,317
Amortization of nuclear fuel	42,476	43,748
Deferred income taxes, net	49,394	50,510
Net gains on sale of decommissioning trust funds	(10,626)	(7,640)
Other	15,237	11,006
Change in:
Accounts receivable	(138)	(17,511)
Net over-collection (under-collection) of fuel revenues	17,093	(14,891)
Accounts payable	1,407	(2,140)
Regulatory assets	(5,729)	(8,741)
Other	(9,657)	(4,276)
Net cash provided by operating activities	288,561	231,150

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(190,305)	(225,361)
Cash additions to nuclear fuel	(38,481)	(42,383)
Decommissioning trust funds	(5,883)	(8,229)
Other	(9,275)	241
Net cash used for investing activities	(243,944)	(275,732)

Cash flows from financing activities:
Dividends paid	(53,337)	(49,603)
Borrowings (repayments) under the revolving credit facility, net	91,959	(60,164)
Payment on maturing RGRT senior notes	(50,000)	—
Payment on maturing pollution control bonds	(33,300)	—
Proceeds from issuance of senior notes	—	157,052
Other	(1,369)	(2,432)
Net cash provided by (used for) financing activities	(46,047)	44,853

Net increase (decrease) in cash and cash equivalents	(1,430)	271

Cash and cash equivalents at beginning of period	8,420	8,149

Cash and cash equivalents at end of period	$6,990	$8,420

El Paso Electric Company
Quarter Ended December 31, 2017 and 2016
Sales and Revenues Statistics
(Unaudited)

				Increase (Decrease)
		2017	2016	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	566,229	566,680	(451)	(0.1)%
	Commercial and industrial, small	559,314	553,829	5,485	1.0%
	Commercial and industrial, large	250,747	261,320	(10,573)	(4.0)%
	Sales to public authorities	365,807	372,643	(6,836)	(1.8)%
	Total retail sales	1,742,097	1,754,472	(12,375)	(0.7)%
	Wholesale:
	Sales for resale	10,101	9,716	385	4.0%
	Off-system sales	563,943	475,789	88,154	18.5%
	Total wholesale sales	574,044	485,505	88,539	18.2%
	Total kWh sales	2,316,141	2,239,977	76,164	3.4%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$61,326	$54,756	$6,570	12.0%
	Commercial and industrial, small	42,615	40,285	2,330	5.8%
	Commercial and industrial, large	7,700	8,451	(751)	(8.9)%
	Sales to public authorities	20,668	20,024	644	3.2%
	Total retail non-fuel base revenues (a)	132,309	123,516	8,793	7.1%
	Wholesale:
	Sales for resale	451	421	30	7.1%
	Total non-fuel base revenues	132,760	123,937	8,823	7.1%
	Fuel revenues:
	Recovered from customers during the period	43,240	41,030	2,210	5.4%
	(Over) Under collection of fuel	(3,202)	3,125	(6,327)	—
	Total fuel revenues (b)	40,038	44,155	(4,117)	(9.3)%
	Off-system sales:
	Fuel cost	11,387	9,754	1,633	16.7%
	Shared margins	3,817	1,952	1,865	95.5%
	Retained margins	241	277	(36)	(13.0)%
	Total off-system sales	15,445	11,983	3,462	28.9%
	Other: (c)
	Wheeling revenues	4,403	5,309	(906)	(17.1)%
	Miscellaneous service revenues and other (d)	3,503	2,653	850	32.0%
	Total other	7,906	7,962	(56)	(0.7)%
	Total operating revenues	$196,149	$188,037	$8,112	4.3%

(a)	2017 includes $8.8 million of relate back revenues in Texas from July 18, 2017 through December 31, 2017, which was recorded in the fourth quarter of 2017 related to the 2017 PUCT Final Order.
(b)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $2.3 million and $2.1 million in 2017 and 2016, respectively.
(c)	Represents revenues with no related kWh sales.
(d)	2017 includes energy efficiency bonus of $0.8 million.

El Paso Electric Company
Quarter Ended December 31, 2017 and 2016
Other Statistical Data

			Increase (Decrease)
	2017	2016	Amount	Percentage

Average number of retail customers: (a)
Residential	369,949	363,699	6,250	1.7%
Commercial and industrial, small	42,135	41,567	568	1.4%
Commercial and industrial, large	48	49	(1)	(2.0)%
Sales to public authorities	5,507	5,288	219	4.1%
Total	417,639	410,603	7,036	1.7%

Number of retail customers (end of period): (a)
Residential	370,054	363,987	6,067	1.7%
Commercial and industrial, small	42,291	41,741	550	1.3%
Commercial and industrial, large	48	49	(1)	(2.0)%
Sales to public authorities	5,500	5,285	215	4.1%
Total	417,893	411,062	6,831	1.7%

Weather statistics: (b)			10-Yr Average
Cooling degree days	205	227	144
Heating degree days	667	717	877

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2017	2016	Amount	Percentage

Palo Verde	1,228,652	1,235,538	(6,886)	(0.6)%
Gas plants	893,559	765,847	127,712	16.7%
Total generation	2,122,211	2,001,385	120,826	6.0%
Purchased power:
Photovoltaic	57,986	54,859	3,127	5.7%
Other	252,421	303,509	(51,088)	(16.8)%
Total purchased power	310,407	358,368	(47,961)	(13.4)%
Total available energy	2,432,618	2,359,753	72,865	3.1%
Line losses and Company use	116,477	119,776	(3,299)	(2.8)%
Total kWh sold	2,316,141	2,239,977	76,164	3.4%

	Palo Verde capacity factor	89.5%	90.0%	(0.5)%

	Palo Verde O&M expenses (c)	$31,384	$29,400	$1,984

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

(c)	Represents the Company's 15.8% interest in Palo Verde.

El Paso Electric Company
Twelve Months Ended December 31, 2017 and 2016
Sales and Revenues Statistics
(Unaudited)
				Increase (Decrease)
		2017	2016	Amount	Percentage
kWh sales (in thousands):
	Retail:
	Residential	2,823,260	2,805,789	17,471	0.6%
	Commercial and industrial, small	2,410,710	2,403,447	7,263	0.3%
	Commercial and industrial, large	1,045,319	1,030,745	14,574	1.4%
	Sales to public authorities	1,564,670	1,572,510	(7,840)	(0.5)%
	Total retail sales	7,843,959	7,812,491	31,468	0.4%
	Wholesale:
	Sales for resale	62,887	62,086	801	1.3%
	Off-system sales	2,042,884	1,927,508	115,376	6.0%
	Total wholesale sales	2,105,771	1,989,594	116,177	5.8%
	Total kWh sales	9,949,730	9,802,085	147,645	1.5%
Operating revenues (in thousands):
	Non-fuel base revenues:
	Retail:
	Residential	$287,884	$278,774	$9,110	3.3%
	Commercial and industrial, small	198,799	194,942	3,857	2.0%
	Commercial and industrial, large	38,403	39,070	(667)	(1.7)%
	Sales to public authorities	97,890	96,881	1,009	1.0%
	Total retail non-fuel base revenues (a)	622,976	609,667	13,309	2.2%
	Wholesale:
	Sales for resale	2,730	2,407	323	13.4%
	Total non-fuel base revenues	625,706	612,074	13,632	2.2%
	Fuel revenues:
	Recovered from customers during the period	218,380	148,397	69,983	47.2%
	(Over) under collection of fuel (b) (c)	(17,133)	14,893	(32,026)	—
	New Mexico fuel in base rates (d)	—	33,279	(33,279)	—
	Total fuel revenues (e)	201,247	196,569	4,678	2.4%
	Off-system sales:
	Fuel cost	46,258	38,933	7,325	18.8%
	Shared margins	11,055	5,632	5,423	96.3%
	Retained margins	1,673	1,137	536	47.1%
	Total off-system sales	58,986	45,702	13,284	29.1%
	Other: (f)
	Wheeling revenues	18,114	21,966	(3,852)	(17.5)%
	Miscellaneous service revenues and other (g)	12,744	10,625	2,119	19.9%
	Total other	30,858	32,591	(1,733)	(5.3)%
	Total operating revenues	$916,797	$886,936	$29,861	3.4%

(a)	2017 includes $8.8 million of relate back revenues in Texas from July 18, 2017 through December 31, 2017, which was recorded in the fourth quarter of 2017 related to the 2017 PUCT Final Order.
(b)
Includes the portion of the U.S. Department of Energy refunds related to spent fuel storage of $1.4 million and $1.6 million in 2017 and 2016, respectively, that were credited to customers through the applicable fuel adjustment clauses.

(c)	2017 includes $5.0 million related to the Palo Verde performance rewards, net.
(d)
Historically, fuel and purchased power costs in the New Mexico jurisdiction were recorded through base rates and the Fuel and Purchased Power Cost Adjustment Clause ("FPPCAC") that accounts for the changes in the costs of fuel relative to the amount included in base rates. Effective July 1, 2016, with the implementation of the NMPRC's final order in the Company's 2015 New Mexico retail rate case, Case No. 15-00127-UT, these costs are no longer recovered through base rates but are recovered through the FPPCAC.

(e)	Includes deregulated Palo Verde Unit 3 revenues for the New Mexico jurisdiction of $9.8 million and $8.7 million in 2017 and 2016, respectively.
(f)	Represents revenue with no related kWh sales.
(g)	Includes energy efficiency bonus of $1.5 million and $0.5 million in 2017 and 2016, respectively.

El Paso Electric Company
Twelve Months Ended December 31, 2017 and 2016
Other Statistical Data

			Increase (Decrease)
	2017	2016	Amount	Percentage

Average number of retail customers: (a)
Residential	368,044	362,138	5,906	1.6%
Commercial and industrial, small	41,978	41,014	964	2.4%
Commercial and industrial, large	48	49	(1)	(2.0)%
Sales to public authorities	5,532	5,303	229	4.3%
Total	415,602	408,504	7,098	1.7%

Number of retail customers (end of period): (a)
Residential	370,054	363,987	6,067	1.7%
Commercial and industrial, small	42,291	41,741	550	1.3%
Commercial and industrial, large	48	49	(1)	(2.0)%
Sales to public authorities	5,500	5,285	215	4.1%
Total	417,893	411,062	6,831	1.7%

Weather statistics: (b)			10-Year Average
Cooling degree days	2,917	2,811	2,773
Heating degree days	1,522	1,851	2,081

Generation and purchased power (kWh, in thousands):			Increase (Decrease)
	2017	2016	Amount	Percentage

Palo Verde	5,109,325	5,093,844	15,481	0.3%
Four Corners (c)	—	175,258	(175,258)	—
Gas plants	3,841,550	3,550,904	290,646	8.2%
Total generation	8,950,875	8,820,006	130,869	1.5%
Purchased power:
Photovoltaic	292,157	289,800	2,357	0.8%
Other	1,248,684	1,262,451	(13,767)	(1.1)%
Total purchased power	1,540,841	1,552,251	(11,410)	(0.7)%
Total available energy	10,491,716	10,372,257	119,459	1.2%
Line losses and Company use	541,986	570,172	(28,186)	(4.9)%
Total kWh sold	9,949,730	9,802,085	147,645	1.5%

	Palo Verde capacity factor	93.8%	93.2%	0.6%

	Palo Verde O&M expenses (d)	$99,364	$96,914	$2,450

(a)	The number of retail customers presented is based on the number of service locations.

(b)	A degree day is recorded for each degree that the average outdoor temperature varies from a standard of 65 degrees Fahrenheit.

(c)	The Company sold its interest in Four Corners on July 6, 2016.

(d)	Represents the Company's 15.8% interest in Palo Verde.

El Paso Electric Company
Financial Statistics
At December 31, 2017 and 2016
(In thousands, except number of shares, book value per common share, and ratios)
(Unaudited)

Balance Sheet	2017	2016

Cash and cash equivalents	$6,990	$8,420

Common stock equity	$1,142,165	$1,074,396
Long-term debt	1,195,988	1,195,513
Total capitalization	$2,338,153	$2,269,909

Current maturities of long-term debt	$—	$83,143

Short-term borrowings under the revolving credit facility	$173,533	$81,574

Number of shares - end of period	40,584,338	40,517,718

Book value per common share	$28.14	$26.52

Common equity ratio (a)	45.5%	44.1%
Debt ratio	54.5%	55.9%

(a)	The capitalization component includes common stock equity, long-term debt and the current maturities of long-term debt, and short-term borrowings under the RCF.

El Paso Electric Company
Twelve Months Ended December 31, 2017
2017 PUCT Final Order

On December 18, 2017, the PUCT issued the 2017 PUCT Final Order. See "Rate Case- 2017 Texas Retail Rate Case Filing" for a discussion of the 2017 PUCT Final Order.

The increase (decrease) on operations resulting from the 2017 PUCT Final Order is categorized in the following periods based on consumption (in thousands):

	Three Months Ended				Twelve Months Ended
Category	March 31, 2017	June 30, 2017	September 30, 2017	December 31, 2017	December 31, 2017
Retail non-fuel base rate increase:
Relate back	$—	$—	$4,753	$4,023	$8,776
Depreciation and amortization expense	—	—	(278)	(435)	(713)
Rate case expense	—	—	—	(58)	(58)
Pre-tax increase	$—	$—	$4,475	$3,530	$8,005
Income tax expense	—	—	1,566	1,236	2,802
After-tax increase	$—	$—	$2,909	$2,294	$5,203